Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Giga-tronics, Inc. on Form S-8 (File No. 333-233681, and No. 333-259087) and Form S-3 (File No. 333-250980, File No. 260618, File No. 333-262350 and File No. 333-269364) of our report dated April 17, 2022, with respect to our audits of the consolidated financial statements of Giga-tronics, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Giga-tronics, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts”.

/s/ Marcum llp

New York, NY

May 11, 2023